Exhibit 1.1

PRIVATE AGREEMENT

With this private agreement, drafted in five originals, to be valid for all legal purposes

Between

BRERA MILANO SRL, with registered office in Milan (MI), Piazza San Giorgio 2, ZIP code (CAP) 20122, certified email (p.e.c.) pec@pec.breramilanogroup.com, P.TVA/CF (VAT/Tax Code) 09703750696, represented by Dr. Francesca Duva (Tax Code (C.F).: DVUFNC68R47F839P) duly authorized by the legal representative with powers to sign, Dr. Pietro Bersani (Tax Code (C.F.): BRSPRC67Tl5F205X) (BM)

and

BRERA HOLDINGS PLC, with registered office at Connaught House, 5th Floor, One Burlington Road, Dublin 4, D04C5Y6, Ireland, a company governed by Irish law, registered with the Dublin Companies Register under no. 721923, Italian tax code 91058900704, represented by the Director Dr. Fabio Scacciavillani (Tax Code (C.F): SCCFBA61R2lB5l9I) duly authorized by a minutes of a Meeting of the Board Director.

(BH)

and

UYBA SOCIETA SPORTIVA DILETTANTISTICAA RESPONSABILITA. LIMITATA, OR IN ABBREVIATED FORM UYBA SSD A RL, (formerly: DYBA VOLLEY SOCIETA. SPORTIVA DILETTANTISTICA A RESPONSABILITA. LIMITATA) with registered office in Busto Arsizio (VA), Via Maderna no. 20, ZIP code (CAP) 21052, certified email uybavolley@pec.volleybusto.com, VAT number (P.IVA) 02726140128, represented by the legal representative with powers to sign, GIUSEPPE PIROLA (Tax Code: PRLGPP72C28T44lK). (UYBA)

and

Dr. GIUSEPPE PIROLA, born in Saronno (VA) on 03/28/1972 (Tax Code (C.F.): PRLGPP72C28144 l K), domiciled at Vicolo Vigna no. 5, 20031 Cesate (MI). (PIROLA)

And

Dr. MATTIA MORO, born in Milan (MI) on 01/27/1982 (Tax Code (C.F.): MROMTT82A27F205Z), domiciled at Via Luca Signorelli n. 14, 20154 Milan (Ml). (MORO)

Whereas

- UYBA is an amateur sports company whose first team competes in the Italian Serie A1 women’s volleyball championship.

- On June 5, 2025, the company UYBA VOLLEY SOCIETA SPORTIVA DILETTANTISTICA A RESPONSABILITA LIMITATA (VAT no. (P.IVA) 02726140128) carried out a corporate demerger, giving rise to UYBA SSDARL (VAT no. (P.IVA) 02726140128) and UYBA VOLLEY SSDARL (VAT no. (P.IVA) 04086630128). From now on, therefore, the term UYBA shall always refer to the company UYBA SSDARL, with registered office in Busto Arsizio (VA), Via Maderna no. 20, ZIP (CAP) 21052, VAT no. (P.IVA) 02726140128.

- BH is a public limited company under Irish law, listed on the NASDAQ market as “BREA,” with investment interests in the national and international sports field, while BM is a limited liability company, wholly owned by BH, based in Milan, which deals with consulting and promotion of sports activities.

- On July 31, 2023, BH acquired a majority stake in UYBA, specifically part of the ownership share of Mr. Giuseppe Pirola, with a nominal value of €450,000.00, representing 27.30% of the share capital, and part of the ownership share of Selene S.a.s., with a nominal value of €390,500.00, representing 23.70% of the share capital, for a total nominal value of €840,500.00 (eight hundred forty thousand five hundred/00), equal to 51% (fifty-one percent) of the share capital.

- On March 31, 2025, UYBA resolved a capital increase reserved to shareholders in the amount of €250,000.00 (two hundred fifty thousand/00) by Extraordinary Shareholders’ Meeting, by notarial deed of Notary Saggio Ferro in Milan, Rep. no. I 0477 Rec. no. 5739, to be subscribed by May 31, 2025.

- Currently, following the subscription of the capital increase, the shareholding structure of the company UYBA (VAT no. (P.IVA) 02726140128) is as follows: BH 48,94%, £-WORK SPA 8,73%, £-WORK HOLDING SRL 5,82%, SELENE SAS 13,92%, LAICA SPA I 0,06%, PIROLA GIUSEPPE 2,91%, MORO MATTIA 3,35%, CHEN MAOYING 2,91%, FACCHINETTI SIMONE 1,68%, 40&FAC SRLS 1,68%.

- BH has full ownership and free availability of the share representing 48.94% of UYBA’s share capital.

- As of today, the Board of Directors of UYBA is composed of nine members, among whom Dan McClory, Pietro Bersani, Alberto Libanori, Pierluigi Galoppi, and Margherita Giubilei are the directors appointed by BH.

- Simultaneously, and also in execution of the agreements reached between the parties at the time of the share transfer referred to above, Dr. Giuseppe Pirola was appointed as a director on the Board of Directors of BH.

- As part of the same share transfer transaction, BH also undertook, pursuant to and in accordance with Art. 1381 of the Civil Code, to ensure that by December 31, 2024, the guarantees (fideiussioni) issued by Dr. Pirola in the interest of the company UYBA to BPER Banca, Banco Desio, and Credito Sportivo, would be returned to him.

- Dr. MORO intends to purchase the aforementioned 48.94% stake in UYBA owned by BH, which the latter intends to sell. The parties now wish to define the terms of the future sale.

- On June 29, 2023, UYBA VOLLEY SOCIETA SPORTIVA DILETTANTISTICA A RESPONSABILITA LIMITATA (VAT No. (P.IVA) 02726140128), now renamed UYBA SSDARL, entered into an advertising concession agreement with BM, effective from the date of signing until June 30, 2026 (with the possibility of automatic renewal from year to year). Under this agreement, BM undertook to seek and collect orders for advertising and sponsorships linked to UYBA’s image, while UYBA undertook to disseminate the commercial communication collected by BM. Furthermore, for the period 2023/2026, BM guaranteed UYBA a minimum consideration of €860,000.00 (eight hundred sixty thousand/00) plus statutory VAT, and also recognized to UYBA 70% of all revenue related to advertising sales. The guaranteed minimum was to be paid in three annual tranches of €286,666.66 plus VAT each, according to the following terms: at the signing of the contract, BM paid UYBA an initial advance of €130,000.00, while the remaining amount of E156,000.00 was to be paid in six installments from O I /01/2024 to 06/30/2024. Subsequently, for the second contractual year related to the guaranteed minimum, from 07/01/2024 to date, UYBA has invoiced 11 monthly installments of €23,888.89 plus VAT for a total of €262,777.79 plus VAT. The final installment of €23,888.89 plus VAT remains to be invoiced by June 30, 2025. Finally, the contract provided for a third and final year equal to €286,666.66 plus VAT.

All the above being stated and forming an integral and substantive part of this private agreement, the parties agree as follows:

Article 1

Termination of the advertising concession agreement entered into between BM and UYBA

a) Upon signing this private agreement, BM and UYBA (VAT no. (P.TVA) 02726140128) (formerly: UYBA VOLLEY SSDARL) mutually agree to terminate, pursuant to Article 1372 of the Italian Civil Code, the advertising concession agreement entered into on June 29, 2023.

b) Simultaneously, the company BH, as sole shareholder of BM, pro bona pacis and solely for settlement purposes, undertakes to pay UYBA the all-inclusive sum of €175,000.00 (one hundred seventy-five thousand/00), by June 20, 2025, and no later than June 27, 2025. The payment shall be made by bank transfer to UYBA’s account at the following banking coordinates: BANCO BPM Filiale di Busto Arsizio IBAN IT42Q0503422800000000005609.

c) Upon correct payment of the above amount, both BM and UYBA shall declare that they have no further claims of any kind or nature against each other and that all past and present relations between them are fully resolved.

Article 2

Obligation to transfer shares of UYBA

a) BH undertakes to transfer, through a subsequent definitive agreement to be executed by notarial public deed in accordance with the law, to Dr. MORO, who undertakes to purchase it, its ownership share representing 48.94% of the share capital of the company UYBA.

b) BH declares that the share is freely transferable and that there are no restrictions, prohibitions on transfer, or preemption clauses provided by the articles of incorporation and/or bylaws and/or shareholders’ agreements of UYBA, as the transfer is being made to an existing shareholder, in accordance with Article 8 of the company’s bylaws.

c) The parties mutually agree that, in application of existing shareholders’ agreements, the rights of minority shareholders of UYBA will be respected through the proper and timely fulfillment of all procedures set forth therein in the event of share transfers among existing shareholders. Giuseppe Pirola, as chairman of UYBA’s Board of Directors, also pursuant to and for the purposes of Article 1381 of the Italian Civil Code, undertakes to obtain, a written declaration from all UYBA minority shareholders confirming that they have not exercised the tag-along right pursuant to Article 3.3 of the Shareholders’ Agreement.

d) The definitive share transfer agreement must be executed no later than June 27, 2025, by notarial deed, in accordance with the Civil Code, before Notary Francesco Saverio Russo in Milan.

e) The sale price of the shareholding is established by mutual agreement between the parties as €1.00, which shall be paid concurrently with the signing of the definitive transfer agreement.

f) Ownership of the share will be transferred on the date of execution of the definitive transfer agreement, upon simultaneous payment of the price referred to in Section 2e) and completion of all necessary acts and formalities.

g) The parties agree that the definitive transfer contract merely constitutes execution of the obligations and commitments undertaken with this preliminary agreement.

h) Dr. MORO, already a shareholder of UYBA, hereby declares and shall confirm in the definitive transfer agreement that it is aware of and acknowledges:

●	the current factual and legal status of UYBA;

●	all existing rights and obligations of UYBA as recorded in its accounting books, and acknowledges that no guarantees whatsoever are being given by the seller to the purchaser in this preliminary agreement nor in the future definitive agreement.

i) BH guarantees that the share subject to this agreement is free from any lien or encumbrance and includes all related administrative and economic rights.

j) BH, as the selling party, declares that:

- BH is a company incorporated under Irish law and listed on the NASDAQ market in New York, duly formed and fully operational, with full enjoyment of its rights and not subject to insolvency or liquidation, nor are there any acts or circumstances that could result in its subjection to insolvency proceedings.

- All corporate actions required to authorize the execution and performance of this and the future definitive contract have been duly undertaken.

- Execution and performance of this contract do not violate BH ’s bylaws or any laws/regulations.

k) Dr. MORO, as the acquiring party, declares that is with full enjoyment of its rights and not subject to insolvency or liquidation, nor are there any acts or circumstances that could result in its subjection to insolvency proceedings.

Article 3

Pirola’s Guarantees (Fideiussioni)

a) The guarantees (fideiussioni) issued by Dr. GIUSEPPE PIROLA in favor of BPER Banca, Banco Desio, and Credito Sportivo, on behalf of UYBA, have not yet been returned to him, despite the expiry of the agreed term and contrary to what was provided in the preliminary agreement signed between BH/PIROLA/SELENE on July 3, 2023.

b) The parties agree that, upon successful transfer of the shares from BH to Dr. MORO, these guarantees shall remain the responsibility of PIROLA.

Article 4

Resignation of BH-appointed directors from UYBA’s Board of Directors

a) BH, also pursuant to Article 138 I of the Civil Code, unde1takes to ensure, upon the sale of its shareholding, the resignation from UYBA’s Board of Directors of its five appointed members, namely: Dan McClory, Pietro Bersani, Alberto Libanori, Pierluigi Galoppi, and Margherita Giubilei.

b) Said resignations must be submitted no later than June 27, 2025.

c) The parties agree, also pursuant to Article 1381 of the Civil Code, that the above resignations shall take effect upon the sending of an email from the resigning directors to the chairman of the board at 72.pirola@gmail.com and to the statutory auditor at pierpaolo@studio-csc.it.

Article 5

Resignation of Dr. GIUSEPPE PIROLA from BH’s Board of Directors

Upon signing this private agreement, Dr. GIUSEPPE PIROLA undertakes to resign from BH’s Board of Directors no later than June 27, 2025.

Article 6

Novation

This agreement constitutes, by the intention of all parties, a novation, thus extinguishing any pre-existing legal relationships and establishing a new legal relationship based solely on this agreement.

Article 7

Waivers

All parties, specifically BH, BM, UYBA, Dr. MORO, and PIROLA, declare themselves fully satisfied with this agreement and, upon full execution of all its obligations, declare:

- that they have settled all mutual debts and/or claims that may exist among them, even if not expressly mentioned herein;

- that they have no further claims against each other and that all mutual obligations are resolved;

- that they waive any action, claim, or objection related to the above relationships, which shall be considered fully settled;

- that they mutually terminate, pursuant to Article 1372 of the Civil Code, any agreements and/or contracts still in effect between them, even if not expressly mentioned herein, with no further claims from either side.

Article 8

Miscellaneous

- Governing Law and Jurisdiction: For all matters not expressly provided for herein, this agreement shall be governed by Italian law. Any dispute regarding the validity, effectiveness, interpretation, execution, or termination of this contract shall fall under the exclusive jurisdiction of the Court of Milan.

- Amendments: Any amendment and/or supplement and/or variation and/or waiver to this agreement must be made in writing under penalty of nullity and signed by all parties or, in any case, by those against whom it is to have effect.

- Notices: Any notice relating to this agreement shall be made in writing, in Italian, and shall be considered validly served by registered mail and/or certified email (PEC), with advance notice by ordinary email, to the following addresses:

BM: Piazza San Giorgio 2, Zip Code (CAP) 20122 Milan (MI), certified email (p.e.c.) pec@pec.breramilanogroup.com, Email: francesca.duva@breramilanogroup.com

BH: Connaught House, 5th Floor, One Burlington Road, Dublin 4, D04C5Y6, Ireland, Email: info@philiplee.ie, amcconnell@philiplee.ie

UYBA: Via Maderna 20, Zip Code (CAP) 21052 Busto Arsizio (VA), certified email (p.e.c.) uybavolley@pec.volleybusto.com, Email: uybavolley@volleybusto.com

Dr. GIUSEPPE PIROLA: Vicolo Vigna 5, Zip Code (CAP) 20031 Cesate (Ml), certified email (p.e.c.) giuseppe.pirola@cgn.legalmail.it, Email: giuseppe.pirola@volleybusto.com

Dr. MATTIA MORO, Via Luca Signorelli n. 14, 20154 Milano (MT) e-mail: mattia.moro@volleybusto.com.

- Costs: The stamp and registration fees for this agreement, as well as any related or consequent expenses, shall be borne equally by all parties. The notarial costs for the share transfer shall be borne by BH.

- The parties expressly declare that the clauses of this agreement have been specifically, thoroughly, and individually negotiated, and that its content and obligations reflect their respective interests.

Article 9

Privacy

All parties acknowledge and agree that the data collected herein will be used and processed solely within the context and for the purposes of this private agreement. Therefore, such processing is lawful under Article 6(1)(b) of the GDPR.

Milano, 17/06/2025

Brera Holdings PLC in pers l.r.p.t.	UYBA SSDARL in pers l.r.p.t.

/s/ Fabio Scacciavillani	/s/ Giuseppe Pirola

Brera Milano srl in pers l.r.p.t.	Dr. Giuseppe Pirola

/s/ Francesca Duva	/s/ Giuseppe Pirola

Dr. Mattia Moro

/s/ Mattia Moro